Certain Factors that may Effect Future Results, Financial Condition and the Market Price of Securities

         Need for Substantial Additional Funds. The Company had approximately $16.6 million of cash, cash equivalents and marketable securities at March 31, 1998. The Company may be required to seek additional financing in the future to continue operations during such period in the event of cost overruns, unanticipated expenses, a determination to pursue additional research projects, or the failure to receive funds anticipated from other sources. The Company will require substantial additional funds to finance its business activities on an ongoing basis. The Company's actual future capital requirements will depend on numerous factors, including, but not limited to, costs associated with technologies and products which it may license from third parties, progress in its research and development programs, including preclinical and clinical trials, costs of filing and prosecuting patent applications and, if necessary, enforcing issued patents or obtaining additional licenses to patents, competing technological and market developments, the cost and timing of regulatory approvals, the ability of the Company to establish collaborative relationships, and the cost of establishing manufacturing, sales and marketing capabilities. The Company has no current commitment to obtain other additional funds and is unable to state the amount or potential source of any other additional funds. Because of the Company's potential long-term capital requirements, it may undertake additional equity offerings whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on reasonable terms. Any such additional funding may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to accept unfavorable alternatives, including (i) the delay, reduction or elimination of research and development programs, capital expenditures, and marketing and other operating expenses, (ii) arrangements with collaborative partners that may require the Company to relinquish material rights to its products that it would not otherwise relinquish, or (iii) a merger of the Company or a sale of the Company or its assets.

         Early Stage of Development. The Company is a development state enterprise and expects no significant revenue from the sale of products in the near future. The Company's proprietary immunomodulator, ImmTher, has completed some Phase II clinical trials for cancer with limited response in gross metastatic disease and its immuno-adjuvant, Theramide, has completed a Phase I clinical trial for cancer. The Company has initiated new Phase II clinical trials for ImmTher in treating micro-metastasis in pediatric sarcomas with a major cancer center and plans to expand this trial to another major cancer center. For Theramide, the Company is completing preclinical data for new phase I trials as an adjuvant for a vaccine program. Additionally, perillyl alcohol has completed several Phase I trials as an anti-cancer drug and has started three Phase II trials in breast, ovarian and prostate cancers. The Company's oral delivery technology is in the preclinical evaluation stage. As a result, the Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with early-stage biopharmaceutical development. These risks include, but are not limited to, the possibilities that any or all of the Company's potential products will be found to be ineffective or toxic, or fail to receive necessary regulatory clearances in the United States or abroad. To achieve profitable operations, the Company must successfully develop, obtain regulatory approval for, introduce and successfully market through a larger pharmaceutical partner, at a profit, products that are currently in the research and development phase. The Company is currently not profitable, and no assurance can be given that the Company's research and development efforts will be successful, that required regulatory approvals will be obtained, that any of the Company's proposed products will be safe and effective, that any such products, if developed and introduced, will be successfully marketed or achieve market acceptance, or that such products can be marketed at prices that will allow profitability to be achieved or sustained. Failure of the Company to successfully develop, obtain regulatory approval for, introduce and market its products under development would have a material adverse effect on the business, financial condition and results of operations of the Company.

         History of Losses; Uncertainty of Future Financial Results. The Company has experienced significant operating losses since its inception, and expects to incur losses for the next several years. As of December 31, 1997, the Company's accumulated deficit was $13.5 million. The amount of net losses may vary significantly from year-to-year and quarter-to-quarter and depend on, among other factors, the success of the Company in securing collaborative partners and the progress of research and preclinical and clinical development programs. The Company's ability to attain profitability will depend, among other things, on its successfully completing development of its product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities and obtaining sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

         Dependence on Elan Joint Venture. As described more fully under "Notes to Financial Statements-Joint Venture with Elan Corporation," the Company recently established a joint venture with Elan for the exclusive research, development and commercialization of oral and mucosal prophylactic and therapeutic vaccines. As part of the joint venture, the Company will be obligated to fund the Elan joint venture's research and development activities, in an amount of approximately $1.5 million during the first year of the joint venture and in proportion to its ownership interest in the joint venture thereafter. In the event that the Company is unable to have sufficient resources to meet its obligations under the Elan joint venture, or if by meeting those funding obligations, the Company is therefore unable to have sufficient resources to fund its other research and development activities, such funding obligations could have a material adverse effect on the Company's business, financial condition or results of operations.

         Limited Experience and Dependence on Third Parties for Completion of Clinical Trials, Manufacturing and Marketing. The Company has no experience with receipt of government approvals or marketing pharmaceutical products and has limited experience with clinical testing and manufacturing. The Company may seek to form alliances with established pharmaceutical companies for the testing, manufacturing and marketing of, and pursuit of regulatory approval for, its products. There can be no assurance that the Company will be successful in forming such alliances or that the Company's partners would devote adequate resources to, and successfully market, the Company's products. If the Company instead performs such tasks itself, it will be required to develop expertise internally or contract with third parties to perform these tasks. This will place increased demands on the Company's resources, requiring the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could materially adversely affect prospects for the Company's success. All of the Company's scientific and clinical advisors are employed by others and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company.

         Reliance on Patents and Other Proprietary Rights. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to obtain protection for its products and technologies under United States and foreign patent laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that the research conducted by or on behalf of the Company will result in any patentable technology or products. Even if patents are obtainable, the procedure for obtaining patents is expensive, time consuming and can be subject to lengthy litigation. No assurance can be given that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the Company's patent applications will be approved, that the Company will develop additional products that are patentable, that any issued patent will provide the Company with any competitive advantage or adequate protection for its inventions or will not be challenged by others, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around any patented products developed by the Company. Moreover, it is possible, with respect to some patentable items, that the Company may conclude that better protection would be afforded by not seeking patents. Although the Company has endeavored, and will continue to endeavor, to prevent disclosure of any confidential information by adopting a policy to bind its scientific advisors and scientific and management employees and consultants by confidentiality agreements. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, or that the Company can effectively protect its rights to its unpatented trade secrets. Any such discovery or disclosure would likely have an adverse effect on the Company. The Company currently has several patents issued and patent applications pending in the United States and foreign countries. Although the Company intends to apply for additional patents, there can be no assurance that the Company will obtain patents either under the pending applications or any future applications or that any of its existing or any future patent will provide effective protection against competitive products. If patent or other proprietary rights cannot be obtained and maintained by the Company, its products may face significantly increased competition.

         The application of patent law to the area of biotechnology is relatively new and has resulted in considerable litigation. The ability of the Company to obtain patents, licenses and similar rights and the nature, extent and enforceability of the intellectual property rights, if any, that are obtained as a result of its research programs involve complex legal and factual issues. For example, the Company is dependent upon its license of oral delivery technology from M.I.T. and its license of perillyl alcohol from the Wisconsin Alumni Research Foundation. No assurance can be given that the technology underlying such license will be profitable, or that the Company will retain its license for such technology or that the Company will obtain patent protection outside the United States. The issues are more significant with respect to any product based upon natural substances, for which available patent protection may be limited due to the prior use or reported utility of such products (or their natural sources) to treat various disorders or diseases. There can be no assurance as to the degree of protection that proprietary rights, when and if established, will afford the Company. To the extent that the Company relies on trade secret protection and confidentiality agreements to protect technology, there can be no assurance that others will not independently develop similar technology, or otherwise obtain access to the Company's findings or research materials embodying those findings.

         There is also a substantial risk in the rapidly developing biotechnology industry that patents and other intellectual property rights held by the Company could be infringed by others or that products developed by the Company or their method of manufacture could be covered by patents owned by other companies. To the extent that any infringement should occur with respect to any patents issued to the Company or licenses granted to the Company, or if the Company is alleged to have infringed on patents or licenses held by others, the Company could be faced with the expensive prospect of litigating such claims; if the Company were to have insufficient funds on hand to finance its litigation, it might be forced to negotiate a license with such other parties or to otherwise resolve such a dispute on terms less favorable to the Company than could result from successful litigation.

         Uncertainty of Clinical Trials and Results. The results of clinical trial and preclinical testing for the Company's products are subject to varying interpretations. Furthermore, studies conducted with alternative designs or on alternative populations could produce results that vary from those expected. Therefore, there can be no assurance that the results or the Company's interpretation of them will be accepted by governmental regulators or the medical community. Even if the development of the Company's products in the preclinical phase advances to the clinical stage, there can be no assurance that they will prove to be safe and effective. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, may take several years. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even if new products are approved for sale, there can be no assurance that they will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's financial and technical capacity to solve. The failure to address such problems adequately could have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that they will not be rendered obsolete by products of competitors.

         Uncertainty of Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such proposals and changes could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to certain of the Company's proposed products.

         Uncertain Extent of Price Flexibility and Third-Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third party payers are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

         Government Regulation; Need for FDA and Other Regulatory Approval. Prior to marketing, each of the Company's products must undergo an extensive regulatory approval process conducted by the U.S. Food and Drug Administration (the "FDA") and applicable agencies in other countries. The process, which focuses on safety and efficacy and includes a review by the FDA of preclinical testing and clinical trials and investigating as to whether good laboratory and clinical practices were maintained during testing, takes many years and requires the expenditure of substantial resources. The Company is, and will be dependent on the external laboratories and medical institutions conducting its preclinical testing and clinical trials to maintain both good laboratory practices established by the FDA and good clinical practices. Data obtained from preclinical and clinical testing are subject to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of development and by the requirement for regulatory review of each submitted Product License Approval or New Drug Application. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any of the Company's product candidates. Moreover, such approval may entail significant limitations on the indicated uses for which a drug may be marketed. Even if such regulatory approval is obtained, a marketed therapeutic product and its manufacturer are subject to continual regulatory review, and later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturing, including withdrawal of such product from the market. Change in the manufacturing procedures used by the Company for any of the Company's approved drugs are subject to FDA review, which could have an adverse effect upon the Company's ability to continue the commercialization or sale of a drug. The process of obtaining FDA and foreign regulatory approval is costly and time consuming, and there can be no assurance that any product that the Company may develop will be deemed to be safe and effective by the FDA. The Company will not be permitted to market any product it may develop in any jurisdiction in which the product does not receive regulatory approval.

         The Company is also subject to various foreign, federal, state and local laws, regulations and recommendations (collectively "Governmental Regulations") relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use, manufacture, storage, handling and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work and manufacturing processes. Included in this area is Good Manufacturing Practices ("GMP") compliance and its European equivalent, ISO 9000. Currently, the Company's manufacturing activities for preclinical and clinical supplies are not fully in GMP compliance, although the Company expects to reach full compliance in the near future. There can be no assurance that the Company will achieve such compliance. Although the Company believes it is in compliance with all other Governmental Regulations in all material respects there can be no assurance that the Company will not be required to incur significant costs to comply with Governmental Regulations in the future.

         Competition; Technological Change. There is substantial competition in the pharmaceutical field in general and in vaccine development and liposomal formulation in particular. The Company's competitors include companies with financial resources, and licensing, research and development staffs and facilities substantially greater than those of the Company. Competitors in the vaccine development field include major pharmaceutical companies, specialized biotechnology firms, universities and governmental agencies, including American Home Products, the Merck Company, SmithKline Beecham, MedImmune, Aviron and Chiron. Competitors in the liposomal formulation field include The Liposome Company, NexStar and Sequus. Competitors in the field of the oral delivery of drugs include Emisphere, which is currently in Phase I trials for oral heparin and in preclinical development with an oral human growth hormone, and Cortecs, which has several products in clinical development. Many competitors have greater experience than the Company in undertaking preclinical testing and clinical trials and obtaining FDA and other regulatory approvals. There can be no assurance that the Company's competitors will not succeed in developing similar technologies and products more rapidly than the Company and that these technologies and products will not be more effective than any of those that are being or will be developed by the Company, or that such competitors' technologies and products will not render the Company's technologies and products obsolete or noncompetitive.

         Manufacturing and Marketing Capabilities. The Company does not now have, and probably will not have in the foreseeable future, the resources to manufacture or directly market on a large commercial scale any products which it may develop. In connection with the Company's research and development activities, it will seek to enter into collaborative arrangements with pharmaceutical companies to assist in funding development costs, including the costs of clinical testing necessary to obtain regulatory approvals. It is expected that these entities will also be responsible for commercial scale manufacturing which must be in compliance with applicable FDA regulations. The Company anticipates that such arrangements may involve the grant by the Company of the exclusive or semi-exclusive right to sell specific products to specified market segments in particular geographic territories in exchange for a royalty, joint venture, future co-marketing or other financial interest. The Company believes that these arrangements will be more effective in promoting and distributing therapeutic products in the United States in view of the Company's limited resources and the extensive marketing networks and large advertising budgets of large pharmaceutical companies. To date, the Company has not entered into any collaborative marketing agreements or distributorship arrangements for any of its proposed products and there can be no assurance that the Company will be able to enter into any such arrangements on favorable terms or at all. The Company may ultimately determine to establish its own manufacturing and/or marketing capability, at least for certain products, in which case it will require substantial additional funds and personnel.

         Use of Hazardous Materials; Environmental Matters. The Company's research and development involves the controlled use of small quantities of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

         Product Liability Exposure; Limited Insurance Coverage. The testing and marketing of pharmaceutical products entails an inherent risk of exposure to product liability claims from adverse effects of products. The

Company has obtained liability insurance with limits of liability of $1.0 million for each claim and $3.0 million in the aggregate. There is no assurance that current or future policy limits will be sufficient to cover all possible liabilities. Further, there can be no assurance that adequate product liability insurance will continue to be available in the future or that it can be maintained at reasonable costs to the Company. In the event of a successful product liability claim against the Company, lack or insufficiency of insurance coverage could have an adverse effect on the Company.

         Dependence on Key Personnel and Scientific Advisors; Evolution of Management. The Company is dependent on the principal members of its management and scientific staff, the loss of whose services could impede the achievement of development objectives. Furthermore, as the Company's focus evolves, the Company's need for certain skills may diminish and the need for other skills may arise. Thus, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success and may lead to further evolution of the Company's management. Although the Company believes it will be successful in attracting and retaining skilled and experienced scientific personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition among numerous pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists and managers.

         The Company's scientific advisors are employed on a full-time basis by unrelated employers and some have one or more consulting or other advisory arrangements with other entities which at times may conflict with their obligations to the Company. Inventions or processes discovered by such persons, other than those to which the Company's licenses relate, or those for which the Company is able to acquire licenses or those which were invented while performing consulting services under contract to the Company, will most likely not become the property of the Company, but will remain the property of such persons or such persons' full-time employers. Failure to obtain needed patents, licenses or proprietary information held by others could have a material adverse effect on the Company's business, financial condition or results of operations.

         Limited Personnel; Dependence on Contractors. As of May 13, 1998, the Company had eighteen full-time employees. With the exception of these employees, the Company relies, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services with regard to clinical research. There can be no assurance that their services will continue to be available to the Company on a timely basis when needed, or that the Company could find qualified replacements. The Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company's business, financial condition or results of operations.

         Conducting Business Abroad. Although the Company currently does not conduct business outside the United States, it is in discussions with potential strategic partners for the in-licensing and out-licensing of technology and the development and marketing of its products. No assurance can be given that the Company will be able to establish arrangements covering foreign countries, that the necessary foreign regulatory approvals for its product candidates will be obtained, that foreign patent coverage will be available or that the development and marketing of its products through such licenses, joint ventures or other arrangements will be commercially successful. The Company may also have greater difficulty obtaining proprietary protection for its products and technologies outside the United States rather than in it, and enforcing its rights in foreign courts rather than in United States courts.

         Limited Availability of Net Operating Loss Carry Forwards. For Federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1997 are approximately $5.2 million and $322,000, respectively. These carryforwards will expire beginning in 2004 through 2011. The Tax Reform Act of 1986 provided for a limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes. The Company believes that the Private Placement, together with certain prior issuances of Common Stock, is likely to restrict severely the Company's ability to utilize its net operating losses and tax credits. Additionally, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income tax liabilities, the Company may not be able to fully utilize its net operating loss and tax credits for federal income tax purposes.

         Potential Volatility of Price; Low Trading Volume. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may continue to be in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock and its other equity securities. In addition, in general, the Common Stock has been thinly traded on the OTC Bulletin Board, which may affect the ability of the Company's stockholders to sell shares of the Common Stock in the public market. There can be no assurance that a more active trading market will develop in the future.

         Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. Since the Company's securities are not listed on a national securities exchange nor listed on a qualified automated quotation system, they are, under certain circumstances, subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1.0 million or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may affect the ability of broker-dealers to sell the Company's securities and may materially adversely affect the ability of purchasers in this Offering to sell any of the securities acquired hereby, after subsequent registration, in the secondary market.

         The SEC has adopted regulations that define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

         The foregoing required penny stock restrictions will not apply to the Company's securities so long as the Company meets certain minimum net tangible assets or average revenue criteria. Even while the Company's securities are exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

         Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business.

         Certain Interlocking Relationships; Potential Conflicts of Interest. Steve H. Kanzer, C.P.A., Esq., a director of the Company, is a Senior Managing Director of Paramount Capital, Inc. ("Paramount"). Paramount Capital Asset
 Management, Inc. ("PCAM") is the investment manager and general partner of The Aries Fund, a Cayman Island Trust, and the Aries Domestic Fund, L.P., respectively, each of which is a significant shareholder of the Company. Lindsay A. Rosenwald, M.D., the President and sole stockholder of PCAM, is also the President and sole stockholder of Paramount. Dr. Rosenwald is also President and sole stockholder of Paramount Capital Investment LLC, a merchant banking and venture capital firm specializing in biotechnology companies ("PCI"). In addition, certain officers, employees and/or associates of the Paramount and/or its affiliates own securities in the Company's subsidiaries. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither such affiliates nor PCI is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, nor can there be any assurance, and the Company does not expect and purchasers of the securities offered hereby should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to the Company. In addition, certain of the current officers and directors of the Company or certain of any officers or directors of the company hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with those of the Company.

         Concentration of Ownership and Control. The Company's directors, executive officers and principal stockholders and certain of their affiliates have the ability to influence the election of the Company's directors and most other stockholder actions. In particular, pursuant to the Placement Agency Agreement, so long as 50% of the Private Placement Shares remain outstanding and subject contractual rights described in the subscription agreement between the Company and each signatory thereto (the "Subscription Agreements"), the Company may not do any of the following without the Placement Agent's prior approval:
(i) issue or increase the authorized amount or alter the terms of any securities of the Company senior to, or on parity with, the Private Placement Shares with respect to voting, liquidation or dividends, (ii) alter the Company's charter documents in any manner that would adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Private Placement Shares or of certain contractual rights described in the Subscription Agreements, (iii) incur indebtedness in excess of $1.0 million, (iv) incorporate or acquire any subsidiaries and (v) enter any transactions with affiliates of the Company. In addition, the Company's Board of Directors cannot exceed seven persons without the prior written consent of the Placement Agent. These arrangements may discourage or prevent any proposed takeover of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events. See also, "--Certain Interlocking Relationships; Potential Conflicts of Interest."